                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                             QUALSTAR CORPORATION
                           a California corporation



     William J. Gervais and Richard A. Nelson certify that:

     1.   They are the President and Secretary, respectively, of Qualstar

Corporation, a California corporation (the "Corporation").


     2.   The Articles of Incorporation of this Corporation, as amended prior to the filing of this Certificate, is hereby restated to read in full as follows:



                              ARTICLE ONE:  NAME

     The name of this corporation is: Qualstar Corporation.



                             ARTICLE TWO:  PURPOSE

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.



                       ARTICLE THREE:  AUTHORIZED SHARES

     Section 1. This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock," and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock which this corporation is authorized to issue is Fifty Million (50,000,000) and the number of shares of Preferred Stock which this corporation is authorized to issue is Five Million (5,000,000).

     Section 2. The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.



               ARTICLE FOUR:  LIMITATION OF DIRECTORS' LIABILITY

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.



                        ARTICLE FIVE:  INDEMNIFICATION

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.



                ARTICLE SIX:  ELIMINATION OF CUMULATIVE VOTING

     This corporation eliminates cumulative voting with respect to the election of directors. The elimination of cumulative voting shall become effective only when the Corporation becomes a "listed corporation" within the meaning of
Section 301.5 of the Corporations Code of California, and shall apply for so long as this Corporation is a listed corporation. If the Corporation ceases to be a listed corporation, the shareholders shall be entitled to cumulate their votes pursuant to Section 708 of the Corporations Code of California at any election of directors occurring while the Corporation is not a listed corporation.



     3.  The foregoing restatement of the Articles of Incorporation of this

Corporation has been duly approved by the Board of Directors.


     4.  The foregoing restatement of the Articles of Incorporation of this

Corporation has been duly approved by a vote of the shareholders in accordance with Sections 902, 903 and 910 of the California General Corporation Law. The

total number of outstanding shares of this Corporation entitled to vote with respect to the foregoing amendment was 2,647,333 shares of common stock and

880,800 shares of Series A Preferred Stock. The number of shares voting in favor of the foregoing
restatement equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of common stock and Series A Preferred Stock,

each voting as a separate class.


     The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.


     Executed at Canoga Park, California on _______________, 2000.





                                        ----------------------------------------
                                        Williams J. Gervais, President



                                        ---------------------------------------
                                        Richard A. Nelson, Secretary

                                       3